Exhibit 5.1

Namib Minerals 71 Fort Street PO Box 500 George Town Grand Cayman KY1-1106 Cayman Islands

June 25, 2025

Cayman Office Appleby (Cayman) Ltd. 9th Floor, 60 Nexus Way Camana Bay PO Box 190 Grand Cayman KY1-1104 Cayman Islands Tel +1 345 949 4900 applebyglobal.com

Namib Minerals

We have acted as counsel as to Cayman Islands law to Namib Minerals (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”), for the purposes of registering with the Commission under the Act of (i) up to 87,548,686 ordinary shares of the Company with par value $0.0001 each (the “Ordinary Shares”) that may be sold by certain securityholders (the “selling securityholders”) (ii) 7,212,394 warrants of the Company with each exercisable to purchase one Ordinary Share (“Warrants”) that may be sold by certain securityholders, and (iii) 18,576,712 Ordinary Shares that may be issued by the Company upon exercise of the Warrants, as more particularly described in the Registration Statement.

	1.	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

	1.1	The certificate of incorporation, dated 27 May 2024 ((formerly known as Greenstone Ltd.), and the memorandum and articles of association of the Company as registered or adopted on 27 May 2024; the amended and restated memorandum and articles of association of the Company, as adopted on 12 June 2024 and the second amended and restated memorandum and articles of association, as adopted on 5 June, 2025 (together, the “Memorandum and Articles”).

Appleby (Cayman) Ltd. (the Legal Practice) is a company limited by shares incorporated in the Cayman Islands and approved and recognised under the Legal Practitioners (Incorporated Practice) Regulations 2006 (as amended). “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.	1.2	The written resolutions of the board of directors of the Company dated 17 June 2024, 6 December 2024 and 5 June 2025 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

	1.3	Written resolutions of the sole shareholder of the Company dated 4 June, 2025 and 5 June, 2025 (the “Shareholder Resolutions”).

	1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the “Certificate of Good Standing”).

	1.5	A certificate from the director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

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1.6	The Registration Statement.

1.7	The Business Combination Agreement, dated 17 June 2024, by and among the Company, Hennessy Capital Investment Corp. VI (now Red Rock Acquisition Corporation), Midas SPAC Merger Sub Inc., Cayman Merger Sub Ltd., and Greenstone Corporation, as amended on 6 December, 2024 (as so amended, the “Document”).

1.8	The Registration Rights and Lock-Up Agreement, dated 5 June, 2025, by and between, among others, the Company, Hennessy Capital Partners VI LLC, a Delaware limited liability company, and Red Rock Acquisition Corporation (f/k/a Hennessy Capital Investment Corp. VI).

1.9	The Warrant Agreement, dated 28 September 2021, by and between Red Rock Acquisition Corporation (f/k/a Hennessy Capital Investment Corp. VI) and Continental Stock Transfer & Trust Company, as amended, and the Warrant Assumption Agreement entered into on consummation of the business combination contemplated by the Document by Red Rock Acquisition Corporation (f/k/a Hennessy Capital Investment Corp. VI), the Company, and Continental Stock Transfer & Trust Company (together, the “Warrant Agreement”).

2	ASSUMPTIONS

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Document and the Warrant Agreement has been authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Document is legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of Delaware (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

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2.3	The choice of the Relevant Law as the governing law of the Document has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the Delaware Chancery Court, any federal court located in the State of Delaware or any other Delaware state court (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	All signatures, initials and seals are genuine.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Document.

2.7	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Ordinary Shares.

2.8	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Document.

2.9	No monies paid to or for the account of any party under the Document or any property received or disposed of by any party to the Document in each case in connection with the Document or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.10	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.11	None of the Ordinary Shares were or will be issued for less than par value.

2.12	The Shareholder Resolutions will be passed in the manner prescribed in the Memorandum and Articles and will not be amended, varied or revoked in any respect.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

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3	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The offer, issue and allotment of the Ordinary Shares by the Company (including the issuance of Ordinary Shares upon the exercise of the Warrants) as contemplated by the Document, the Warrant Agreement, and the Registration Statement, as applicable, have been duly authorised.

3.3	The Ordinary Shares (including the issuance of Ordinary Shares upon the exercise of the Warrants) to be offered and issued by the Company or sold by the selling securityholders, as applicable, in each case as contemplated by the Registration Statement have been or were duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Document, the Warrant Agreement, and the Registration Statement, as applicable, in accordance with the Company Organizational Documents and the terms set out in the Document and the Warrant Agreement, as applicable, such Ordinary Shares (including the issuance of Ordinary Shares upon the exercise of the Warrants) will be or were validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The execution, delivery and performance of the Document has been authorised by and on behalf of the Company, has been duly executed and delivered on behalf of the Company and, assuming the Document has been executed and delivered by the other parties thereto (other than the Company), constitutes the legal, valid and binding obligations of the Company enforceable in accordance with its terms.

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4	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Document will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

	(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors;

	(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

	(c)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

	(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

4.2	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.3	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.3, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

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4.4	In this opinion letter the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the Company Organizational Documents to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the headings “Legal Matters”, and “Risk Factors”, in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

We express no view as to the commercial terms of the Document or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Document and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of Ordinary Shares pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Appleby (Cayman) Ltd.

Appleby (Cayman) Ltd.

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